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                       June 7, 2022

       Frank Sun
       Chief Financial Officer
       Q&K International Group Ltd
       Suite 1607, Building A, No.596 Middle Longhua Road
       Xuhui District, Shanghai, 200032
       People   s Republic of China

                                                        Re: Q&K International
Group Ltd
                                                            Form 20-F for the
fiscal year ended September 30, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-39111

       Dear Mr. Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction